Exhibit 99

MEREDITH CORPORATION
FISCAL 2012 FIRST QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell
Good morning and thanks everyone for joining us. We'll begin the call this morning with comments from Chairman and Chief Executive Officer Steve Lacy and Chief Financial Officer Joe Ceryanec. Then we'll turn the call over to questions. Also on the line this morning are Paul Karpowicz, President of our Local Media Group; and Tom Harty, President of our National Media Group.
An archive of today's discussion will be available later this afternoon on our investor website, and a transcript will follow. Let me remind you that our remarks today include forward-looking statements and that actual results may differ from forecasts. Some of the reasons why are described at the end of our news release issued earlier today, and in some of our SEC filings. With that, Steve will begin the presentation.
Steve Lacy
Good morning everyone. I hope by now you've had a chance to review our first quarter fiscal 2012 earnings release and the press release announcing our new financial strategy and significant dividend increase. We've also posted a brief presentation to the investor relations section of our website that gives more detail on our new financial strategy as well as our thinking and philosophy behind it.
This new policy is a clear reflection of our confidence in the enduring strength of our brands, our robust business model and the sustainability of our future cash flow. It also reaffirms our strong commitment to providing tangible shareholder value by returning significantly more cash to our shareholders, while also maintaining the ability to make strategic investments in our business.
To recap the highlights of this policy, last night we announced a 50 percent increase in our dividend to $1.53 per share on an annualized basis. At its new rate, the dividend delivers a 6.1 percent yield and a payout ratio of approximately 55 percent. This places Meredith's yield at the top of our SEC peer group, and in the top 2 percent of all companies in the S&P 500.
We also authorized a new $100 million share repurchase program representing approximately 10 percent of our market cap.
Both of these actions reflect the confidence we have in Meredith's financial strength and in our continuing ability to generate substantial cash flow. It also demonstrates our commitment to prudent capital stewardship and to Total Shareholder Return.
The business model we have built at Meredith generates very strong cash flow. Even in difficult economic times, our record is quite impressive. We generated $157 million in free cash flow during our fiscal 2009, $167 million in fiscal 2010 and $185 million in our most recently completed fiscal 2011. Over the last 10 years, we've generated about $2 billion in cash.

In recent years, we felt that the most responsible use of our cash was maintaining our historical track record of growing our dividend annually while also paying down debt. This was driven by (1) a very difficult and uncertain economy and (2) the desire for flexibility to add to our portfolio strategically as opportunities became available.

Today we are in a much stronger position. We've strengthened our balance sheet by paying down $250 million of our debt since fiscal 2008, AND executed a series of strategic acquisitions along the way.

Our new financial strategy is the result of a thoughtful and structured assessment. We have pressure-tested these changes under multiple theoretical scenarios and have reached the following conclusions:

•	First, that a meaningful increase in our dividend is possible, and can be sustained and grown over time through our very strong free cash flow.

•	Second, a significant new buyback authorization representing approximately 10 percent of our current float would give us the flexibility to make opportunistic share repurchases.

•	Third, we could fund the dividend increase and the share buyback AND still maintain our ability to reinvest in our businesses and pursue strategic acquisitions.

Over the last six months, we have demonstrated our ability and willingness to execute strategic acquisitions and invest in the longer term growth of our business. As examples:

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We agreed to acquire the popular Every Day with Rachael Ray magazine and its related digital assets; launched the multi-channel food brand Recipe.com; and acquired the EatingWell Media Group. These moves are all part of a strategic initiative to increase our reach and share of the food category across media platforms.

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In addition, we invested in the global marketing company Iris Worldwide that will allow our marketing services arm to better compete for contracts that have international components. We also rebranded this business Meredith Xcelerated Marketing to reflect the many capabilities we've developed over the last five years in digital, database, social and mobile media.

•	We renewed and expanded our major Better Homes and Gardens brand licensing program with Walmart. The new agreement we announced last week will extend the program through our fiscal 2016.

•	We launched tablet editions of our popular brands across a variety of digital platforms, and introduced several new mobile apps.

•	We began operating Turner Broadcasting's Peachtree TV station, significantly increasing our advertising market share in the growing Atlanta marketplace.

•	We built a new studio for our syndicated Better TV show and began airing the show in New York City, the nation's largest market.

These steps, in conjunction with our new financial strategy, represent strategic and tangible actions we're taking to strengthen the performance of our businesses and increase shareholder value. We remain confident and committed to strong cash flow generation over time, and to a balanced Total Shareholder Return agenda.

Our new financial strategy is only one of several clearly-defined strategic growth initiatives we have focused on for some time. I think it's worth stating these goals because it helps to frame our activities and accomplishments so far in fiscal 2012, and going forward.

•	First and foremost, we will pursue actions that strengthen our core magazine and television businesses.

•	Second, we will aggressively expand our digital activities. They've more than doubled from 5 years ago and today are approaching 10 percent of total company revenues.

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Third, we will expand businesses where revenues are not dependent on traditional advertising. Our brand licensing and marketing services activities contributed approximately one-third of total company operating profit in the first quarter of fiscal 2012.

•	Fourth, we will pursue acquisitions and investments that grow our scale and capabilities. You've seen our actions against this goal so far in our fiscal year.

•	And finally, we will continue to reward our shareholders by growing the amount of cash we return to them.

We believe the steps we've taken so far in fiscal 2012 are a great example of success at executing our strategic initiatives.
Now I'll turn it over to Chief Financial Officer Joe Ceryanec for a discussion of our operating group's performance in the first quarter of fiscal 2012, as well as our outlook for the second quarter and balance of fiscal 2012.

JOE CERYANEC

OPERATING DETAIL

Thanks Steve. Overall, we were pleased to finish the quarter at the higher end of our previously communicated range of $0.45 to $0.50 per share. We also reduced total company expenses 2 percent, which is the fifth consecutive quarter that we've driven declines in year-over-year operating expenses.
NATIONAL MEDIA GROUP
Turning to the National Media Group, first quarter operating profit was $36 million, compared to the $40 million generated in the year-ago period.

Print and digital advertising revenues in the quarter were negatively impacted by two categories: food and beverage and pharmaceuticals. Combined, they accounted for the entire net advertising declines in the quarter, reflecting pressures our clients are facing from higher commodity costs and fewer new drugs coming to market.

Toiletries and cosmetics, our second-largest category, was our best performing. It grew about 20 percent in the quarter, reflecting our concentrated efforts to diversify our categories and grow beauty advertising across our women's portfolio. Another of our larger categories - Business and Finance - also performed strongly in the quarter both in print and online. Additionally, average net advertising revenues per magazine page increased approximately 4 percent.

To counter the weakness in National Media advertising, we introduced a new research-based product proving the effectiveness of advertising in Meredith magazines. The “Meredith Engagement Dividend” guarantees a return on investment for marketers. It overlays our 85-million name database with The Nielsen Company's Homescan data and proves advertising in Meredith titles increases retail sales. To participate, we're asking for commitments from advertisers to significantly increase their calendar 2012 spend with us. We have had more than 100 meetings with clients so far about the program, and response has been strong.
Turning to circulation, we grew both subscription and newsstand revenues. Family Circle, More and our Spanish-language titles helped drive subscription revenues in the quarter. At newsstand, this quarter's results reflect in part the many improvements we've made to our Special Interest Media business.
Growth in circulation revenues is just one example of the very strong connection our brands have to the individual consumer. During the first quarter of fiscal 2012 as compared to the year-ago period:

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We delivered higher traffic to our nationally branded websites. Average monthly uniques grew 25 percent and page views were up 35 percent. Our recently relaunched Recipe.com is a good example of how we're achieving that growth. Recipe.com is a robust consumer site that combines tested recipes with coupons, shopping tools and cooking videos. It is currently serving 2.4 million uniques every month, which is up 4 times from a year ago.

•	Demand is growing for our mobile-related sites, too, where traffic has tripled. Mobile traffic is about 5 percent of our total online traffic today.

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We announced an agreement with Apple during the first quarter of fiscal 2012 to sell subscriptions to Better Homes, Parents and Fitness in the iTunes store. Tablet sales are modest so far, but over time we believe this platform has great potential to strengthen our consumer relationships while increasing our operating margins.

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Retail sales of our Better Homes and Gardens line of products continue to grow at Walmart stores. Our program helped drive a more than 10 percent increase in our total brand licensing revenues during the quarter. It's an important component of Walmart's retail home business, and we're pleased to have recently extended and expanded the program through 2016.

•	Total readership for our measured magazines is growing too, according to the most recent data from Mediamark Research and Intelligence. It stands at 111 million.

Meredith Xcelerated Marketing posted another quarter of revenue and operating profit growth. This performance was driven in large part by our programs with Lowe's and Chrysler. We're very excited about the group's new positioning and recently announced relationship with Iris. We believe the next phase of growth for MXM includes helping our current clients take their marketing programs overseas, as well as helping foreign clients expand to the American market. Over the last five years, MXM has delivered a 17 percent compounded annual growth in revenues through both organic growth and a series of strategic acquisitions.

LOCAL MEDIA GROUP
Now turning to our Local Media Group, fiscal 2012 first quarter operating profit was $11 million, compared to $17 million in the prior year quarter. Note that we generated $11 million less in political advertising revenues in the first quarter of fiscal 2012, which is expected in an off-election year.

Non-political advertising revenues were up 3 percent, that's the eighth consecutive quarter of year-over-year growth, and we outperformed the industry as a whole.
From a market standpoint, growth was strongest at our stations in Portland, Hartford/Springfield and Las Vegas.
We also grew all of our Top 5 ad categories. Automotive, our top category, grew 4 percent. That's on top of a 40 percent increase in the prior year quarter. We expect strong automotive performance to continue to be strong, especially now that the Japanese automakers have returned to more normalized production.
We also grew non-advertising revenues by more than 40 percent in the first quarter. This was due primarily to our management of Turner Broadcasting's Peachtree TV in the fast growing Atlanta market. This strategic partnership is giving us access to a larger share of the Atlanta ad market.

We delivered strong revenue growth at Meredith Video Studios as well, led by custom video projects for corporate clients and continued expansion of the daily Better television show. In September, Better launched in New York City, the nation's largest market and the show currently reaches more than 80 percent of households across approximately140 markets. Better now has a presence in nine of the top 10 markets in the U.S.

Finally, even with the revenue growth, we were able to reduce operating expenses 2 percent in the quarter from the prior year.

OUTLOOK

Now looking forward, I'll provide our fiscal 2012 second quarter and as well as our full-year outlook. With nine weeks remaining in the second quarter:

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We expect National Media Group advertising revenue performance similar to what we have experienced on a quarterly basis so far in calendar 2011, which has been down in the 8 to 12 percent range. We are also cycling against our strongest quarter of fiscal 2011 advertising performance, when it was up 4 percent.

•	On the Local Media Group side, non-political advertising revenues are currently pacing up in the mid-single digit range.

We currently expect fiscal 2012 second quarter earnings per share to range from $0.65 to $0.70. We recorded $22 million, or $0.30 per share, of net political advertising revenues in the second quarter of fiscal 2011.
And, consistent with what we said in July, we continue to expect fiscal 2012 full year earnings per share to range from $2.40 to $2.80.

And now we'd be happy to answer your questions.